Exhibit 99.1

FINWISE BANCORP REPORTS FIRST QUARTER 2025 RESULTS
- Loan Originations of $1.3 Billion -
- Net Income of $3.2 Million -
- Diluted Earnings Per Share of $0.23 -

MURRAY, UTAH — April 30, 2025 (GLOBE NEWSWIRE) — FinWise Bancorp (NASDAQ: FINW) (“FinWise” or the “Company”), parent company of FinWise Bank (the “Bank”), today announced results for the quarter ended March 31, 2025.

First Quarter 2025 Highlights
•Loan originations totaled $1.3 billion, compared to $1.3 billion for the quarter ended December 31, 2024, and $1.1 billion for the first quarter of the prior year
•Net interest income was $14.3 million, compared to $15.5 million for the quarter ended December 31, 2024, and $14.0 million for the first quarter of the prior year
•Net income was $3.2 million, compared to $2.8 million for the quarter ended December 31, 2024, and $3.3 million for the first quarter of the prior year
•Diluted earnings per share (“EPS”) were $0.23 for the quarter, compared to $0.20 for the quarter ended December 31, 2024, and $0.25 for the first quarter of the prior year
•Efficiency ratio1 was 64.8%, compared to 64.2% for the quarter ended December 31, 2024, and 61.0% for the first quarter of the prior year
•Nonperforming loan balances were $29.9 million as of March 31, 2025, compared to $36.5 million as of December 31, 2024, and $26.0 million as of March 31, 2024. Nonperforming loan balances guaranteed by the Small Business Administration (“SBA”) were $15.1 million, $19.2 million, and $14.8 million as of March 31, 2025, December 31, 2024, and March 31, 2024, respectively

“Our business model remained resilient in the first quarter, even amidst a more uncertain macro environment,” said Kent Landvatter, Chairman and CEO of FinWise. “We posted solid loan originations and encouraging credit quality metrics, as both non-performing loan balances and net charge-offs declined sequentially. Furthermore, we continued to migrate our loan portfolio to a lower risk profile while still growing profitably and increasing tangible book value. Subsequent to the end of the first quarter, we also announced a new strategic program agreement where FinWise will provide both lending and our Credit Enhanced Balance Sheet product. While we will continue to closely monitor the economic environment, we remain excited about the outlook for our business and will maintain our focus on executing our business strategy to continue to position the Company for long-term growth and shareholder value creation.”

1 See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this non-GAAP measure.

Selected Financial and Other Data

	As of and for the Three Months Ended
($ in thousands, except per share amounts)	3/31/2025	12/31/2024	3/31/2024
Amount of loans originated	$1,264,604	$1,305,028	$1,091,479
Net income	$3,189	$2,793	$3,315
Diluted EPS	$0.23	$0.20	$0.25
Return on average assets	1.7%	1.6%	2.2%
Return on average equity	7.4%	6.5%	8.4%
Yield on loans	12.31%	14.01%	14.80%
Cost of interest-bearing deposits	4.01%	4.30%	4.71%
Net interest margin	8.27%	10.00%	10.12%
Efficiency ratio(1)	64.8%	64.2%	61.0%
Tangible book value per share(2)	$13.42	$13.15	$12.70
Tangible shareholders’ equity to tangible assets(2)	22.0%	23.3%	26.6%
Leverage ratio (Bank under CBLR)	18.8%	20.6%	20.6%
Full-time equivalent employees	196	196	175
(1)    This measure is not a measure recognized under United States generally accepted accounting principles, or GAAP, and is therefore considered to be a non-GAAP financial measure. See “Reconciliation of Non-GAAP to GAAP Financial Measures” for a reconciliation of this measure to its most comparable GAAP measure. The efficiency ratio is defined as total non-interest expense divided by the sum of net interest income and non-interest income. The Company believes this measure is important as an indicator of productivity because it shows the amount of revenue generated for each dollar spent.
(2)    Tangible shareholders’ equity to tangible assets is considered a non-GAAP financial measure. Tangible shareholders’ equity is defined as total shareholders’ equity less goodwill and other intangible assets. The most directly comparable GAAP financial measure is total shareholder’s equity to total assets. The Company had no goodwill or other intangible assets at the end of any period indicated. The Company has not considered loan servicing rights or loan trailing fee assets as intangible assets for purposes of this calculation. As a result, tangible shareholders’ equity is the same as total shareholders’ equity at the end of each of the periods indicated.

Net Interest Income
Net interest income was $14.3 million for the first quarter of 2025, compared to $15.5 million for the prior quarter and $14.0 million for the prior year period. The decrease from the prior quarter was primarily due to a decrease in yields and a seasonal decline in origination volume on the three highest yielding programs in the held-for-sale portfolio of $0.5 million, a decrease in yield offset in part by an increase in volume on the remaining held-for-sale portfolio of $0.3 million, and a decrease in yields offset in part by the increase in volume of the held-for-investment portfolio as variable rate loans were repriced to reflect the decrease in the prime rate of $0.5 million. The increase from the prior year period was primarily due to an increase in average interest-earning assets of $143.7 million, partially offset by lower yields on interest-earning assets and an increase in the average interest-bearing liabilities of $119.6 million.

Loan originations totaled $1.3 billion for the first quarter of 2025, compared to $1.3 billion for the prior quarter and $1.1 billion for the prior year period.

Net interest margin for the first quarter of 2025 was 8.27%, compared to 10.00% for the prior quarter and 10.12% for the prior year period. The decrease in net interest margin from the prior quarter and prior year period is attributable to the seasonal decline in originations of the three highest yielding held-for-sale programs, the repricing of our variable rate loan portfolio as interest rates have declined, and the Company’s strategy to reduce the average credit risk in the loan portfolio by increasing its investment in higher quality but lower yielding loans offset by a reduction in the costs of funds.

Provision for Credit Losses
The Company’s provision for credit losses was $3.3 million for the first quarter of 2025, compared to $3.9 million for the prior quarter and $3.2 million for the prior year period. The decrease in the provision for credit losses from the prior quarter was mainly due to lower net charge-offs of $1.0 million predominately in the non-SP loan portfolio offset in part by increased reserves for the held-for-investment loan portfolio growth, net of changes in modeling assumptions of $0.5 million. The increase in the provision for credit losses from the prior year period was primarily due to growth in the loans held-for-investment portfolio.

Non-interest Income

	Three Months Ended
($ in thousands)	3/31/2025	12/31/2024	3/31/2024
Non-interest income
Strategic Program fees	$4,962	$4,899	$3,965
Gain on sale of loans	846	872	415
SBA loan servicing fees, net	178	181	664
Change in fair value on investment in BFG	400	(200)	(124)
Credit enhancement income	85	25	—
Other miscellaneous income	1,339	(174)	742
Total non-interest income	$7,810	$5,603	$5,662

The increase in non-interest income from the prior quarter was due to an increase in other miscellaneous income resulting from a charge in the prior quarter of $0.9 million to remove unamortized premiums upon calling $160.0 million of callable certificates of deposits, growth in the Company’s operating lease portfolio, and an increased distribution received from BFG during the quarter. The Company also benefited from a favorable change in the fair value of our investment in BFG.

The increase in non-interest income from the prior year period was primarily due to an increase in Strategic Program fees primarily due to higher originations, a favorable change in the fair value of our investment in BFG, and an increase in other miscellaneous income. The increase in other miscellaneous income from the prior year period was the result of increased revenue from growth in the Company’s operating lease portfolio and increased distributions received from BFG.

Non-interest Expense

	Three Months Ended
($ in thousands)	3/31/2025	12/31/2024	3/31/2024
Non-interest expense
Salaries and employee benefits	$9,826	$9,375	$7,562
Professional services	907	556	1,567
Occupancy and equipment expenses	543	533	544
Credit enhancement expense	11	5	—
Other operating expenses	3,031	3,094	2,332
Total non-interest expense	$14,318	$13,563	$12,005

The increase in non-interest expense from the prior quarter resulted from increases in salaries and employee benefits and professional services. The salaries and employee benefits increase pertained mainly to an increase in federal employer payroll taxes of $0.4 million while the increase in professional services resulted from the reversal of over-accruals during the fourth quarter of 2024. The increase in non-interest expense from the prior year period was primarily due to an increase in salaries and employee benefits due mainly to increasing headcount and stock based compensation expense and other operating expenses driven by increased spending to support the growth in the Company’s business infrastructure.

Reflecting the decreased net interest income and increase in operating expenses, the Company’s efficiency ratio was 64.8% for the first quarter of 2025, compared to 64.2% for the prior quarter and 61.0% for the prior year period. The Company anticipates the efficiency ratio will level off then begin to decline as revenues are realized in future periods from the credit enhanced loan, BIN sponsorship and payments initiatives developed during 2023 and 2024.

Tax Rate
The Company’s effective tax rate was 28.1% for the first quarter of 2025, compared to 24.3% for the prior quarter and 26.5% for the prior year period. The increases from the prior quarter and prior year period were due primarily to estimated permanent differences related to officer compensation.

Net Income
Net income was $3.2 million for the first quarter of 2025, compared to $2.8 million for the prior quarter and $3.3 million for the prior year period. The changes in net income for the three months ended March 31, 2025 compared to the prior quarter and prior year period are the result of the factors discussed above.

Balance Sheet
The Company’s total assets were $804.1 million as of March 31, 2025, an increase from $746.0 million as of December 31, 2024 and $610.8 million as of March 31, 2024. The increase in total assets from December 31, 2024 was primarily due to continued growth in the Company’s loans held-for-investment, net, and loans held-for-sale portfolios of $24.6 million and $27.2 million, respectively, as well as an increase of $12.6 million in interest-bearing cash deposits. The increase in total assets compared to March 31, 2024 was primarily due to increases in the Company’s loans held-for-investment, net, and loans held-for-sale portfolios of $95.3 million and $63.8 million, respectively, as well as an increase in investment securities available-for-sale of $30.1 million. The increased loan balances are consistent with our strategy to grow the loan portfolio with higher quality lower risk assets.

The following table shows the gross loans held-for-investment (“HFI”) balances as of the dates indicated:

	3/31/2025		12/31/2024		3/31/2024
($ in thousands)	Amount	% of total loans	Amount	% of total loans	Amount	% of total loans
SBA	$246,004	50.0%	$255,056	54.8%	$247,810	63.4%
Commercial leases	76,823	15.6%	70,153	15.1%	46,690	11.9%
Commercial, non-real estate	3,550	0.7%	3,691	0.8%	2,077	0.5%
Residential real estate	55,814	11.3%	51,574	11.1%	39,006	10.0%
Strategic Program loans	19,916	4.1%	20,122	4.3%	17,216	4.4%
Commercial real estate:
Owner occupied	65,920	13.4%	41,046	8.8%	21,300	5.4%
Non-owner occupied	1,390	0.3%	1,379	0.3%	2,155	0.6%
Consumer	22,806	4.6%	22,212	4.8%	14,689	3.8%
Total period end loans	$492,223	100.0%	$465,233	100.0%	$390,943	100.0%

Note: SBA loans as of March 31, 2025, December 31, 2024 and March 31, 2024 include $150.0 million, $158.7 million and $141.7 million, respectively, of SBA 7(a) loan balances that are guaranteed by the SBA. The HFI balance on Strategic Program loans with annual interest rates below 36% as of March 31, 2025, December 31, 2024 and March 31, 2024 was $3.8 million, $3.1 million and $2.7 million, respectively.

Total gross loans HFI as of March 31, 2025 increased $27.0 million and $101.3 million compared to December 31, 2024 and March 31, 2024, respectively. The Company experienced growth primarily in its commercial real estate - owner occupied, commercial leases, and residential real estate loan portfolios, consistent with its strategy to increase its loan portfolio with higher quality, lower rate loans.

The following table shows the Company’s deposit composition as of the dates indicated:

	As of
	3/31/2025		12/31/2024		3/31/2024
($ in thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$123,322	20.4%	$126,782	23.3%	$107,076	25.3%
Interest-bearing deposits:
Demand	83,410	13.8%	71,403	13.1%	48,279	11.4%
Savings	8,888	1.5%	9,287	1.7%	11,206	2.6%
Money market	17,939	2.9%	16,709	3.0%	9,935	2.3%
Time certificates of deposit	372,200	61.4%	320,771	58.9%	247,600	58.4%
Total period end deposits	$605,759	100.0%	$544,952	100.0%	$424,096	100.0%

The increase in total deposits at March 31, 2025 from December 31, 2024 and March 31, 2024 was driven primarily by increases in brokered time certificates of deposits, which were added to fund loan growth and increase balance sheet liquidity. The increase in total deposits from March 31, 2024 was also driven primarily by an increase in noninterest-bearing demand deposits and interest-bearing demand deposits, primarily due to growth from new and existing customer relationships.

Total shareholders’ equity as of March 31, 2025 increased $3.6 million to $177.4 million from $173.7 million at December 31, 2024. Compared to March 31, 2024, total shareholders’ equity increased by $14.9 million from $162.5 million. The increase from December 31, 2024 was primarily due to the Company’s net income and stock-based compensation. The increase from March 31, 2024 was primarily due to the Company’s net income as well as the additional capital issued in exchange for the Company’s increased ownership in BFG and stock-based compensation partially offset by the repurchase of common stock under the Company’s share repurchase program.

Bank Regulatory Capital Ratios
The following table presents the leverage ratios for the Bank as of the dates indicated as determined under the Community Bank Leverage Ratio Framework of the Federal Deposit Insurance Corporation:

	As of
Capital Ratios	3/31/2025	12/31/2024	3/31/2024	Well-Capitalized Requirement
Leverage ratio	18.8%	20.6%	20.6%	9.0%

The decrease in the leverage ratio from the prior quarter and the prior year period primarily results from the growth in the loan portfolio exceeding the relative growth in capital from earnings. The Bank’s capital levels remain significantly above the regulatory well-capitalized guidelines as of March 31, 2025.

Share Repurchase Program
Since the share repurchase program’s inception in March 2024, the Company has repurchased and subsequently retired a total of 44,608 shares for $0.5 million. There were no shares repurchased during the first quarter of 2025.

Asset Quality
The recorded balances of nonperforming loans were $29.9 million, or 6.1% of total loans held-for-investment, as of March 31, 2025, compared to $36.5 million, or 7.8% of total loans held-for-investment, as of December 31, 2024 and $26.0 million, or 6.6% of total loans held-for-investment, as of March 31, 2024. The balances of nonperforming loans guaranteed by the SBA were $15.1 million, $19.2 million, and $14.8 million as of March 31, 2025, December 31, 2024 and March 31, 2024, respectively. The decrease in nonperforming loans from the prior quarter was primarily attributable to an increase in principal repayments and payoffs. The increase in nonperforming loans from the prior year period was primarily attributable to loans in the SBA 7(a) loan portfolio being classified as non-accrual mainly due to the negative impact of elevated interest rates on the Company’s small business borrowers. The Company’s allowance for credit losses to total loans held-for-investment was 2.9% as of March 31, 2025 compared to 2.8% as of December 31, 2024 and 3.2% as of March 31, 2024. The slight increase in the ratio from the prior quarter was primarily due to growth in the allowance for credit losses attributable to the retained Strategic Program loans while the actual retained Strategic Program loan balances decreased from the prior quarter. The decrease in the ratio from the prior year period was primarily due to the respective balances of the guaranteed portion of the SBA 7(a) program loans, growth in the balances of lower risk owner-occupied CRE, leasing and other held-for-investment loan portfolios, and the shift in our Strategic Program held-for-investment loan balances to programs with lower historical losses.

The Company’s net charge-offs were $2.2 million, $3.2 million and $3.4 million for the three months ended March 31, 2025, December 31, 2024, and March 31, 2024, respectively. The decrease from the prior quarter is primarily due to prior quarter charge-offs of the unguaranteed portion of SBA loans as well as decreased net charge-offs in the Strategic Program loans portfolio. The decrease from the prior year period is primarily due to a decrease in charge-offs in the Strategic Program loans portfolio as well as increased recoveries during the first quarter of 2025.

The following table presents a summary of changes in the allowance for credit losses and credit quality data for the periods indicated:

	Three Months Ended
($ in thousands)	3/31/2025	12/31/2024	3/31/2024
Allowance for credit losses:
Beginning balance	$13,176	$12,661	$12,888
Provision for credit losses(1)	3,307	3,766	3,145
Charge offs
Construction and land development	—	—	—
Residential real estate	(7)	(206)	(64)
Residential real estate multifamily	—	—	—
Commercial real estate:
Owner occupied	(68)	(411)	(525)
Non-owner occupied	—	—	—
Commercial and industrial	(83)	(555)	(54)
Consumer	(11)	(60)	(41)
Lease financing receivables	(36)	—	(111)
Strategic Program loans	(2,384)	(2,528)	(2,946)
Recoveries
Construction and land development	—	—	—
Residential real estate	3	6	53
Residential real estate multifamily	—	—	—
Commercial real estate:
Owner occupied	16	112	3
Non-owner occupied	—	—	—
Commercial and industrial	14	—	—
Consumer	3	1	—
Lease financing receivables	(33)	77	—
Strategic Program loans	338	313	284
Ending Balance	$14,235	$13,176	$12,632

Credit Quality Data	As of and For the Three Months Ended
($ in thousands)	3/31/2025	12/31/2024	3/31/2024
Nonperforming loans:
Guaranteed	$15,147	$19,203	$14,765
Unguaranteed	14,737	17,281	11,231
Total nonperforming loans	$29,884	$36,484	$25,996
Allowance for credit losses	$14,235	$13,176	$12,632
Net charge offs	$2,248	$3,249	$3,401
Total loans held-for-investment	$492,223	$465,233	$390,943
Total loans held-for-investment less guaranteed balances	$342,259	$306,483	$249,229
Average loans held-for-investment	$485,780	$454,474	$387,300
Nonperforming loans to total loans held-for-investment	6.1%	7.8%	6.6%
Net charge offs to average loans held-for-investment (annualized)	1.9%	2.8%	3.5%
Allowance for credit losses to loans held-for-investment	2.9%	2.8%	3.2%
Allowance for credit losses to loans held-for-investment less guaranteed balances	4.2%	4.3%	5.1%
(1)    Excludes the provision for unfunded commitments.

Webcast and Conference Call Information
FinWise will host a conference call today at 5:30 PM ET to discuss its financial results for the first quarter. A simultaneous audio webcast of the conference call will be available at https://investors.finwisebancorp.com/.

The dial-in number for the conference call is (877) 423-9813 (toll-free) or (201) 689-8573 (international). The conference ID is 13752183. Please dial the number 10 minutes prior to the scheduled start time.

A webcast replay of the call will be available at investors.finwisebancorp.com for six months following the call.

Website Information
The Company intends to use its website, www.finwisebancorp.com, as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included in the Company’s website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of the Company’s website, in addition to following its press releases, filings with the Securities and Exchange Commission (“SEC”), public conference calls, and webcasts. To subscribe to the Company’s e-mail alert service, please click the “Email Alerts” link in the Investor Relations section of its website and submit your email address. The information contained in, or that may be accessed through, the Company’s website is not incorporated by reference into or a part of this document or any other report or document it files with or furnishes to the SEC, and any references to the Company’s website are intended to be inactive textual references only.

About FinWise Bancorp
FinWise Bancorp is a Utah bank holding company headquartered in Murray, Utah which wholly owns FinWise Bank, a Utah chartered state bank, and FinWise Investment LLC (together “FinWise”). FinWise provides Banking and Payment Solutions to fintech brands. The Company is expanding and diversifying its business model by incorporating Payments (MoneyRailsTM) and BIN Sponsorship offerings. Its existing Strategic Program Lending business, conducted through scalable API-driven infrastructure, powers deposit, lending and payments programs for leading fintech brands. In addition, FinWise manages other Lending programs such as SBA 7(a), Owner Occupied Commercial Real Estate, and Leasing, which provide flexibility for disciplined balance sheet growth. Through its compliance oversight and risk management-first culture, the Company is well positioned to guide fintechs through a rigorous process to facilitate regulatory compliance. For more information about FinWise visit https://investors.finwisebancorp.com.

Contacts
investors@finwisebank.com
media@finwisebank.com

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995
This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s current views with respect to, among other things, future events and its financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “might,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “budget,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about the Company’s industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates and projections will be achieved. Accordingly, the Company cautions you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

There are or will be important factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, including, but not limited to, the following: (a) the success of the financial technology and banking-as-a-service (“BaaS”) industries, as well as the continued evolution of the regulation of these industries; (b) the ability of the Company’s Fintech Banking and Payment Solutions service providers to comply with regulatory regimes, and the Company’s ability to adequately oversee and monitor its Fintech Banking and Payment Solutions service providers; (c) the Company’s ability to maintain and grow its relationships with its service providers; (d) changes in the laws, rules, regulations, interpretations or policies relating to financial institutions, accounting, tax, trade, tariffs, monetary and fiscal matters, including the application of interest rate caps or maximums; (e) the Company’s ability to keep pace with rapid technological changes in the industry or implement new technology effectively; (f) system failure or cybersecurity breaches of the Company’s network security; (g) potential exposure to fraud, negligence, computer theft and cyber-crime and other disruptions in the Company’s computer systems relating to its development and use of new technology platforms; (h) the Company’s reliance on third-party service providers for core systems support, informational website hosting, internet services, online account opening and other processing services; (i) general economic, political and business conditions, either nationally or in the Company’s market areas; (j) increased national or regional competition in the financial services industry; (k) the Company’s ability to measure and manage its credit risk effectively and the potential deterioration of the business and economic conditions in the Company’s primary market areas; (l) the adequacy of the Company’s risk management framework; (m) the adequacy of the Company’s allowance for credit losses (“ACL”); (n) the financial soundness of other financial institutions; (o) changes in Small Business Administration (“SBA”) rules, regulations and loan products, including specifically the Section 7(a) program or changes to the status of the Bank as an SBA Preferred Lender; (p) changes in the existing regulatory framework for brokered deposits and potential reclassification of certain BaaS deposits as brokered deposits in light of proposed rulemaking or application of the current deposit framework by the Federal Deposit Insurance Corporation (“FDIC”) to the Bank's BaaS deposits; (q) the value of collateral securing the Company’s loans; (r) the Company’s levels of nonperforming assets; (s) losses from loan defaults; (t) the Company’s ability to protect its intellectual property and the risks it faces with respect to claims and litigation initiated against the Company; (u) the Company’s ability to implement its growth strategy; (v) the Company’s ability to continue to launch new products or services successfully; (w) the concentration of the Company’s lending and depositor relationships through Strategic Programs in the financial technology industry generally; (x) interest rate, volatility and liquidity risks; (y) the effectiveness of the Company’s internal control over financial reporting and its ability to remediate any future material weakness in its internal control over financial reporting; (z) dependence on the Company’s management team and changes in management composition; (aa) the sufficiency of the Company’s capital; (bb) compliance with laws and regulations, supervisory actions, the Dodd-Frank Act, capital requirements, the Bank Secrecy Act and other anti-money laundering laws, predatory lending laws, and other statutes and regulations; (cc) the Company’s ability to maintain a strong core deposit base or other low-cost funding sources; (dd) results of examinations of the Company by its regulators; (ee) the Company’s involvement from time to time in legal proceedings; (ff) natural disasters and adverse weather, acts of terrorism, pandemics, an outbreak of hostilities or other international or domestic calamities, and other matters beyond the Company’s control; (gg) future equity and debt issuances; (hh) that the anticipated benefits of new lines of business that the Company may enter or investments or acquisitions the Company may make are not realized within the expected time frame or at all as a result of such things as the strength or weakness of the economy and competitive factors in the areas where the Company and such other businesses operate; (ii) further negative ratings outlooks or downgrades of the U.S.’s long-term credit rating, (jj) changes in legislative, regulatory or tax priorities, (kk) reductions in staffing at U.S. governmental agencies, (ll) potential government shutdowns or political impasses, including with respect to the U.S. debt ceiling and federal budget; and (mm) other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2024 and subsequent reports on Form 10-Q and Form 8-K.

The timing and amount of purchases under the Company’s share repurchase program will be determined by the Share Repurchase Committee based upon market conditions and other factors. Purchases may be made pursuant to a program adopted under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The program does not require the Company to purchase any specific number or amount of shares and may be suspended or reinstated at any time in the Company’s discretion and without notice.

Any forward-looking statement speaks only as of the date of this release, and the Company does not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence. In addition, the Company cannot assess the impact of each risk and uncertainty on its business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

FINWISE BANCORP
CONSOLIDATED BALANCE SHEETS
($ in thousands; Unaudited)

	3/31/2025	12/31/2024	3/31/2024
ASSETS
Cash and cash equivalents
Cash and due from banks	$8,155	$9,600	$3,944
Interest-bearing deposits	112,117	99,562	111,846
Total cash and cash equivalents	120,272	109,162	115,790
Investment securities available-for-sale, at fair value	30,138	29,930	—
Investment securities held-to-maturity, at cost	12,008	12,565	14,820
Investment in Federal Home Loan Bank (“FHLB”) stock, at cost	440	349	349
Strategic Program loans held-for-sale, at lower of cost or fair value	118,769	91,588	54,947
Loans held-for-investment, net	472,402	447,812	377,101
Credit enhancement asset	195	111	—
Premises and equipment, net	3,123	3,548	6,665
Accrued interest receivable	2,708	3,566	3,429
Deferred taxes, net	290	—	—
SBA servicing asset, net	3,331	3,273	4,072
Investment in Business Funding Group (“BFG”), at fair value	8,100	7,700	8,200
Operating lease right-of-use (“ROU”) assets	3,555	3,564	4,104
Income tax receivable, net	3,353	8,868	2,400
Other assets	25,445	23,939	18,956
Total assets	$804,129	$745,976	$610,833

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$123,322	$126,782	$107,076
Interest-bearing	482,437	418,170	317,020
Total deposits	605,759	544,952	424,096
Accrued interest payable	2,750	1,494	588
Income taxes payable, net	962	4,423	3,207
Deferred taxes, net	—	899	508
Operating lease liabilities	5,226	5,302	6,046
Other liabilities	12,071	15,186	13,906
Total liabilities	626,768	572,256	448,351

Shareholders’ equity
Common stock	13	13	13
Additional paid-in-capital	57,548	56,926	55,304
Retained earnings	119,781	116,594	107,165
Accumulated other comprehensive income, net of tax	19	187	—
Total shareholders’ equity	177,361	173,720	162,482
Total liabilities and shareholders’ equity	$804,129	$745,976	$610,833

FINWISE BANCORP
CONSOLIDATED STATEMENTS OF INCOME
($ in thousands, except per share amounts; Unaudited)

	Three Months Ended
	3/31/2025	12/31/2024	3/31/2024
Interest income
Interest and fees on loans	$17,155	$18,388	$16,035
Interest on securities	390	401	101
Other interest income	991	573	1,509
Total interest income	18,536	19,362	17,645

Interest expense
Interest on deposits	4,256	3,833	3,639
Total interest expense	4,256	3,833	3,639
Net interest income	14,280	15,529	14,006

Provision for credit losses	3,336	3,878	3,154
Net interest income after provision for credit losses	10,944	11,651	10,852

Non-interest income
Strategic Program fees	4,962	4,899	3,965
Gain on sale of loans, net	846	872	415
SBA loan servicing fees, net	178	181	664
Change in fair value on investment in BFG	400	(200)	(124)
Credit enhancement income	85	25	—
Other miscellaneous (loss) income	1,339	(174)	742
Total non-interest income	7,810	5,603	5,662

Non-interest expense
Salaries and employee benefits	9,826	9,375	7,562
Professional services	907	556	1,567
Occupancy and equipment expenses	543	533	544
Credit enhancement expense	11	5	—
Other operating expenses	3,031	3,094	2,332
Total non-interest expense	14,318	13,563	12,005
Income before income taxes	4,436	3,691	4,509

Provision for income taxes	1,247	897	1,194
Net income	$3,189	$2,794	$3,315

Earnings per share, basic	$0.24	$0.21	$0.26
Earnings per share, diluted	$0.23	$0.20	$0.25

Weighted average shares outstanding, basic	12,716,155	12,659,986	12,502,448
Weighted average shares outstanding, diluted	13,483,647	13,392,411	13,041,605
Shares outstanding at end of period	13,216,903	13,211,640	12,793,555

FINWISE BANCORP
AVERAGE BALANCES, YIELDS, AND RATES
($ in thousands; Unaudited)

	Three Months Ended
	3/31/2025			12/31/2024			3/31/2024
	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Interest-earning assets:
Interest-bearing deposits	$92,794	$991	4.33%	$52,375	$573	4.35%	$111,911	$1,509	5.42%
Investment securities	42,314	390	3.74%	43,212	401	3.69%	15,174	101	2.67%
Strategic Program loans held-for-sale	79,612	4,264	21.72%	67,676	5,040	29.63%	42,452	3,475	32.93%
Loans held-for-investment	485,780	12,891	10.76%	454,474	13,348	11.68%	387,300	12,560	13.04%
Total interest-earning assets	700,500	18,536	10.73%	617,737	19,362	12.47%	556,837	17,645	12.74%
Noninterest-earning assets	54,184			55,767			39,123
Total assets	$754,684			$673,504			$595,960
Interest-bearing liabilities:
Demand	$76,403	$670	3.56%	$57,305	$617	4.28%	$51,603	$503	3.92%
Savings	9,247	7	0.30%	9,192	9	0.40%	9,301	19	0.83%
Money market accounts	17,884	163	3.70%	15,726	147	3.73%	10,200	66	2.60%
Certificates of deposit	326,920	3,416	4.24%	272,799	3,060	4.46%	239,577	3,051	5.12%
Total deposits	430,454	4,256	4.01%	355,022	3,833	4.30%	310,681	3,639	4.71%
Other borrowings	48	—	0.35%	79	—	0.35%	172	—	0.35%
Total interest-bearing liabilities	430,502	4,256	4.01%	355,101	3,833	4.29%	310,853	3,639	4.71%
Noninterest-bearing deposits	119,501			119,945			100,507
Noninterest-bearing liabilities	29,644			27,636			25,446
Shareholders’ equity	175,037			170,823			159,154
Total liabilities and shareholders’ equity	$754,684			$673,505			$595,960
Net interest income and interest rate spread		$14,280	6.72%		$15,529	8.18%		$14,006	8.03%
Net interest margin			8.27%			10.00%			10.12%
Ratio of average interest-earning assets to average interest- bearing liabilities			162.72%			173.96%			179.13%

Reconciliation of Non-GAAP to GAAP Financial Measures
(Unaudited)

Efficiency ratio	Three Months Ended
($ in thousands)	3/31/2025	12/31/2024	3/31/2024
Non-interest expense	$14,318	$13,563	$12,005

Net interest income	14,280	15,529	14,006
Total non-interest income	7,810	5,603	5,662
Adjusted operating revenue	$22,090	$21,132	$19,668
Efficiency ratio	64.8%	64.2%	61.0%

FinWise has entered into agreements with certain of its Strategic Program service providers pursuant to which they provide credit enhancement on loans which protects the Bank by indemnifying or reimbursing the Bank for incurred credit and fraud losses. We estimate and record a provision for expected losses for these Strategic Program loans in accordance with GAAP, which requires estimation of the provision without consideration of the credit enhancement. When the provision for expected losses over the life of the loans that are subject to such credit enhancement is recorded, a credit enhancement asset reflecting the potential future recovery of those losses is also recorded on the balance sheet in the form of non-interest income (credit enhancement income). Reimbursement or indemnification for incurred losses is provided for in the form of a deposit reserve account that is replenished periodically by the respective Strategic Program service provider. Any remaining income on such loans in excess of the amounts retained by FinWise and placed in the deposit reserve account are paid to the Strategic Program service provider. Income on such loans in excess of amounts retained by FinWise are expensed for services provided by the Strategic Program service provider including its legal commitment to indemnify or reimburse all credit or fraud losses pursuant to credit enhancement agreements. The credit enhancement asset is reduced as credit enhancement payments and recoveries are received from the Strategic Program service provider or taken from its cash reserve account. If the Strategic Program service provider is unable to fulfill its contracted obligations under its credit enhancement agreement, then the Bank could be exposed to the loss of the reimbursement and credit enhancement income as a result of this counterparty risk. See the following reconciliations of non-GAAP measures for the impact of the credit enhancement on our financial condition and results. Note that these amounts are supplemental and are not a substitute for an analysis based on GAAP measures. Similar amounts for periods prior to the quarter ended December 31, 2024 were immaterial and therefore not separately disclosed.
The following non-GAAP measures are presented to illustrate the impact of certain credit enhancement expenses on total interest income on loans held-for-investment and average yield on loans held-for-investment:

	As of and for the Three Months Ended			As of and for the Three Months Ended
($ in thousands; unaudited)	3/31/2025			12/31/2024
	Total Average Loans HFI	Total Interest Income on Loans HFI	Average Yield on Loans HFI	Total Average Loans HFI	Total Interest Income on Loans HFI	Average Yield on Loans HFI
Before adjustment for credit enhancement	$485,780	$12,891	10.76%	$454,474	$13,348	11.68%
Less: credit enhancement expense		(11)			(5)
Net of adjustment for credit enhancement expenses	$485,780	$12,880	10.76%	$454,474	$13,343	11.68%

Total interest income on loans held-for-investment net of credit enhancement expense and the average yield on loans held-for-investment net of credit enhancement expense are non-GAAP measures that include the impact of credit enhancement expense on total interest income on loans held-for-investment and the respective average yield on loans held-for-investment, the most directly comparable GAAP measures.

The following non-GAAP measures are presented to illustrate the impact of certain credit enhancement expenses on net interest income and net interest margin:

	As of and for the Three Months Ended			As of and for the Three Months Ended
	3/31/2025			12/31/2024
($ in thousands; unaudited)	Total Average Interest-Earning Assets	Net Interest Income	Net Interest Margin	Total Average Interest-Earning Assets	Net Interest Income	Net Interest Margin
Before adjustment for credit enhancement	$700,500	$14,280	8.27%	$617,737	$15,529	10.00%
Less: credit enhancement expense		(11)			(5)
Net of adjustment for credit enhancement expenses	$700,500	$14,269	8.27%	$617,737	$15,524	10.00%

Net interest income and net interest margin net of credit enhancement expense are non-GAAP measures that include the impact of credit enhancement expenses on net interest income and net interest margin, the most directly comparable GAAP measures.

Non-interest expenses less credit enhancement expenses is a non-GAAP measure presented to illustrate the impact of credit enhancement expense on non-interest expense:

($ in thousands; unaudited)	Three Months Ended March 31, 2025	Three Months Ended December 31, 2024
Total non-interest expense	$14,318	$13,564
Less: credit enhancement expense	(11)	(5)
Total non-interest expense less credit enhancement expenses	$14,307	$13,559

Total non-interest expense less credit enhancement expense is a non-GAAP measure that illustrates the impact of credit enhancement expenses on non-interest expense, the most directly comparable GAAP measure.

Total non-interest income less credit enhancement income is a non-GAAP measure to illustrate the impact of credit enhancement income resulting from credit enhanced loans on non-interest income:

($ in thousands; unaudited)	Three Months Ended March 31, 2025	Three Months Ended December 31, 2024
Total non-interest income	$7,810	$5,603
Less: credit enhancement income	(85)	(25)
Total non-interest income less credit enhancement income	$7,725	$5,578

Total non-interest income less indemnification income is a non-GAAP measure that illustrates the impact of credit enhancement income on non-interest income. The most directly comparable GAAP measure is non-interest income.

The following non-GAAP measure is presented to illustrate the effect of the credit enhancement program that creates the credit enhancement on the allowance for credit losses:

($ in thousands; unaudited)	As of March 31, 2025	As of December 31, 2024
Allowance for credit losses	$(14,235)	$(13,176)
Less: allowance for credit losses related to credit enhanced loans	(195)	(111)
Allowance for credit losses excluding the effect of the allowance for credit losses related to credit enhanced loans	$(14,040)	$(13,065)

The allowance for credit losses excluding the effect of the allowance for credit losses related to credit enhanced loans is a non-GAAP measure that reflects the effect of the credit enhancement program on the allowance for credit losses. The total outstanding balance of loans held-for-investment with credit enhancement as of March 31, 2025 and December 31, 2024 was approximately $1.3 million and $0.9 million, respectively.